     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2005



                                                     REGISTRATION NO. 333-122226


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                  NUCO(2) INC.
             (Exact name of Registrant as Specified in Its Charter)

                          FLORIDA                                                     65-0180800
              (State or Other Jurisdiction of                                      (I.R.S. Employer
               Incorporation or Organization)                                   Identification Number)

                             2800 S.E. MARKET PLACE
                             STUART, FLORIDA 34997
                                 (772) 221-1754
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                             ERIC M. WECHSLER, ESQ.
                                GENERAL COUNSEL
                                  NUCO(2) INC.
                             2800 S.E. MARKET PLACE
                             STUART, FLORIDA 34997
                                 (772) 221-1754
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                                    COPY TO:
                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                               PARK AVENUE TOWER
                              65 EAST 55TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 451-2300
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by the Registrant.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED             PER UNIT               PRICE            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
PRIMARY OFFERING:(1)(2)(3)                                                                 $150,000,000           $17,655(4)
  Debt Securities........................         (5)(6)
  Common Stock, $.001 per value per
    share................................       (5)(6)(7)
  Preferred Stock, no par value per
    share................................         (5)(6)
  Warrants...............................         (5)(6)

SECONDARY OFFERING:
  Common Stock, $.001 par value per
    share................................      1,919,378(7)           $22.535(8)          $43,253,183(8)          $5,091(8)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                      $193,253,183           $26,746(9)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



                                                        (footnotes on next page)



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(continued from previous page)



(1) Calculated pursuant to Rule 457(o) under the Securities Act.



(2) The amount to be registered and the proposed maximum offering price per unit are not specified as to each class of securities to be registered in connection with the primary offering pursuant to General Instruction II.D of Form S-3 under the Securities Act.



(3) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered herein.



(4) Previously paid.



(5) Such indeterminate principal amount or number of debt securities, common stock, preferred stock and warrants of the Registrant as may from time to time be issued at indeterminate prices. The aggregate maximum offering price of all securities issued by the Registrant pursuant to this registration statement shall not have a maximum aggregate offering price that exceeds $150,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency.



(6) Also includes such indeterminate principal amount or number of debt securities, common stock and preferred stock as may be issued upon conversion or exchange for any other securities registered hereunder that provides for conversion or exchange into debt securities, common stock or preferred stock.



(7) Includes attached preferred stock purchase rights pursuant to the Rights Agreement, dated as of March 27, 2003, between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent.



(8) Estimated solely for the purpose of calculating the registration fee for the secondary offering of common stock by the selling shareholders named in the prospectus contained in this registration statement and calculated pursuant to Rule 457(c) under the Securities Act based upon $22.535 per share, which was the average of the high and low prices of the common stock on The Nasdaq National Market on February 23, 2005.



(9) Of this amount, $17,655 was previously paid with initial filing on January 21, 2005.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER WE NOR THE SELLING SHAREHOLDERS MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND NEITHER WE NOR THE SELLING SHAREHOLDERS ARE SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 1, 2005


PROSPECTUS

                                  NUCO(2) INC.

                                  $150,000,000

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS


                        1,919,378 SHARES OF COMMON STOCK
                        OFFERED BY SELLING SHAREHOLDERS

                             ---------------------
     We may offer to sell from time to time, in one or more series, debt securities, common stock, $.001 par value per share, with attached preferred stock purchase rights, preferred stock, no par value per share, or warrants or any combination of these securities. The total amount of securities offered by us in one or more offerings under this prospectus will have an initial aggregate offering price of up to $150,000,000.

     When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest.


     The shareholders identified in this prospectus may sell an aggregate of up to 1,919,378 shares of our common stock in one or more offerings under this prospectus and any prospectus supplement. In the prospectus supplement relating to sales by selling shareholders, we will identify each selling shareholder and the number of shares of our common stock that each selling shareholder will be selling. We will not receive any proceeds from the sale of our common stock by the selling shareholders under this prospectus.



     This prospectus describes the general manner in which debt securities, common stock, preferred stock or warrants may be offered and sold by us and in which shares of our common stock may be offered and sold by the shareholders identified in this prospectus. For general information about the distribution of these securities, please see "Plan of Distribution" in this prospectus. If necessary, the specific manner in which our securities may be offered and sold will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.


     Our common stock is listed on the Nasdaq National Market under the symbol "NUCO."


     INVESTING IN THE SECURITIES WE OR THE SELLING SHAREHOLDERS MAY OFFER INVOLVES RISKS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE
I. ADDITIONAL RISKS ASSOCIATED WITH AN INVESTMENT IN US AS WELL AS WITH PARTICULAR TYPES OF SECURITIES WILL BE DISCLOSED IN THE RELATED PROSPECTUS SUPPLEMENT.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                The date of this prospectus is           , 2005.

                               TABLE OF CONTENTS


About This Prospectus.......................................    i
Special Note Regarding Forward-Looking Statements...........    i
NuCO(2) Inc. ...............................................    1
Where You Can Find More Information.........................    2
Incorporation By Reference..................................    2
Use Of Proceeds.............................................    3
Ratio Of Earnings To Fixed Charges And Earnings To Combined
  Fixed Charges And Preferred Stock Dividends...............    3
Description Of Securities...................................    3
Description Of Debt Securities..............................    3
Description Of Capital Stock................................   11
Description Of Warrants.....................................   14
Selling Shareholders........................................   15
Plan Of Distribution........................................   17
Legal Matters...............................................   18
Experts.....................................................   18



     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not, and the selling shareholders have not, authorized anyone to provide you with different information or make any additional representations. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement is accurate only as of the date of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.


                             ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may offer and sell from time to time up to an aggregate of $150,000,000 of any of the securities described in this prospectus. In addition, the selling shareholders identified in this prospectus may sell up to 1,919,378 shares of our common stock under our shelf registration statement. This prospectus provides you with a general description of the securities that we or the selling shareholders may offer. Each time we or the selling shareholders offer securities under this prospectus, we will provide a prospectus supplement accompanying this prospectus that will contain specific information about the terms of that offering, which we refer to as the "prospectus supplement" in this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with the documents incorporated by reference and additional information described under the heading "Where You Can Find More Information."


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplements and the documents that are incorporated by reference in this prospectus or any accompanying prospectus supplements contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates", "expects", "intends",

"plans", "believes", "seeks", "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" in the accompanying prospectus supplement and elsewhere in this prospectus, in the accompanying prospectus supplements and the documents that are incorporated by reference in this prospectus or any accompanying prospectus supplements. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus, as of the date of any accompanying prospectus supplements or as of the date of any documents incorporated by reference in this prospectus or any accompanying prospectus supplements. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus, the date of any accompanying prospectus supplements or the date of any documents incorporated by reference in this prospectus or any accompanying prospectus supplements or to reflect the occurrence of unanticipated events.

                                  NUCO(2) INC.


     We are a Florida corporation, incorporated in 1990. Through a combination of internal growth and over 30 asset acquisitions, we have expanded our service area from one service location and 19 customers in Florida to 114 service locations (98 stationary depots and 16 mobile depots) and approximately 94,000 customers in 45 states as of December 31, 2004. We believe we are the largest supplier in the United States of bulk CO(2) systems and bulk CO(2) for carbonating fountain beverages based on the number of bulk CO(2) systems leased to customers. The majority of our growth is driven by the conversion of high pressure CO(2) users to bulk CO(2) systems. Our ability to grow is dependent on the success of our marketing efforts to acquire new customers and their acceptance of bulk CO(2) systems as a replacement for high pressure cylinders. We believe we are the first and only company in our industry to operate a national network of bulk CO(2) service locations with over 99% of fountain beverage users in the continental United States within our current service area.



     Our bulk CO(2) customer base is highest in Florida, Texas, Georgia, New York and California. Substantially all of our revenues have been derived from the rental of bulk CO(2) systems installed at customers' sites, the sale of CO(2) and high pressure cylinder revenues. Revenues have grown from $812,000 in the year ended June 30, 1991 to $80.8 million in the year ended June 30, 2004. For the six months ended December 31, 2004, revenues were $46.6 million compared to $39.7 million in the comparable period in 2003.


     Bulk CO(2) involves use of a cryogenic vessel delivered to a customer's site, which preserves CO(2) in its liquid form and then converts the liquid product to gaseous CO(2), the necessary ingredient for beverage carbonation. This is a relatively new technology with clear advantages over high pressure CO(2). Some of these advantages are:

     - consistent and improved beverage quality,

     - increased product yields,

     - reduced employee handling and cylinder storage requirements,

     - greater productivity,

     - elimination of downtime and product waste during high pressure cylinder changeovers, and

     - enhanced safety.

     We offer our customers two principal services: (1) a stationary bulk CO(2) system installed on the customer's site and (2) routine filling of the bulk CO(2) system with bulk CO(2). The bulk CO(2) system installed at a customer's site consists of a cryogenic vessel for the storage of bulk CO(2) and related valves, regulators and gas lines. The cryogenic vessel preserves CO(2) in its liquid form and then converts the liquid product to gaseous CO(2), the necessary ingredient for beverage carbonation.


     As of December 31, 2004, we operated a total of 298 specialized bulk CO(2) trucks and technical service vehicles. Each specialized bulk CO(2) truck refills bulk CO(2) systems at customers' sites on a regular cycle and CO(2) delivery quantities are measured by flow meters installed on the bulk CO(2) trucks. Each stationary depot is equipped with a storage tank (up to 40 tons) which receives bulk CO(2) from large capacity tanker trucks and from which our specialized bulk CO(2) trucks are filled with bulk CO(2) for delivery to customers.



     Among our customers are many of the major national and regional restaurant and convenience store chains (based on U.S. systemwide foodservice sales), movie theater operators, theme parks, resorts and sports venues, including McDonald's, Outback Steakhouse, 7-Eleven, Loews Cineplex, Six Flags, Walt Disney World and Madison Square Garden.


     Our principal executive offices are located at 2800 S.E. Market Place, Stuart, Florida 34997 and our telephone number is (772) 221-1754. We maintain our corporate web site at www.nuco2.com. Information on our web site is not part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits and schedules, with the SEC with respect to securities that we may issue from time to time. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

     The SEC maintains an Internet site at http://www.sec.gov, that contains reports, registration statements, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. The information we incorporate by reference is considered to be a part of this prospectus, except to the extent updated and superseded by the information contained in this prospectus. Some information that we file with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC:

          (1) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004;

          (2) Our Current Report on Form 8-K filed on August 16, 2004;

          (3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

          (4) Our Current Report on Form 8-K filed on October 1, 2004;

          (5) Our Current Report on Form 8-K filed on December 14, 2004;


          (6) Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004;



          (7) The description of our common stock contained in our Registration Statement on Form 8-A dated December 11, 1995; and



          (8) The description of our preferred stock contained in our Registration Statement on Form 8-A dated March 28, 2003.


     You may request a copy of these filings (excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at:

                                  NuCO(2) Inc.
                             2800 S.E. Market Place
                             Stuart, Florida 34997
                           Attention: General Counsel
                              Tel. (772) 221-1754

                                USE OF PROCEEDS

     We intend to use the net proceeds that we receive from the sale of the securities offered by this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. These general corporate purposes may include, but are not limited to, refinancing of existing indebtedness, capital expenditures, funding of possible acquisitions, working capital, satisfaction of other obligations and repurchase of outstanding securities. Pending any such use, the net proceeds from the sale of our securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of net proceeds of any specific offering in the applicable prospectus supplement relating to the offering.


     We will not receive any of the proceeds from sales of our common stock by selling shareholders.


 RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated:


                                         SIX MONTHS
                                            ENDED
                                        DECEMBER 31,            FISCAL YEAR ENDED JUNE 30,
                                        -------------   ------------------------------------------
                                        2004    2003    2004    2003     2002      2001      2000
                                        ----   ------   ----   ------   -------   -------   ------
                                                 (AMOUNT IN THOUSANDS, EXCEPT FOR RATIOS)
Deficiency of Earnings to Fixed
  Charges.............................   na    $  645    na    $4,939   $10,971   $15,485   $9,383
Ratio of Earnings to Fixed Charges....  1.8        na   1.2        na        na        na       na
Deficiency of Earnings to Fixed
  Charges and Preferred Stock
  Dividends...........................   na    $1,268    na    $6,116   $11,948   $16,178   $9,466
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends...........  1.7        na   1.1        na        na        na       na


     For the purposes of this computation, earnings consist of our net income
(loss) before provision for income taxes. Fixed charges include interest on indebtedness, amortization of borrowing expenses and the portion of rental expense under operating leases deemed by us to be representative of imputed interest. When the ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividends was less than 1.00x for the period presented, earnings available were inadequate to cover fixed charges and fixed charges and preferred dividends for such period.

                           DESCRIPTION OF SECURITIES

     The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes the general terms and provisions of the debt securities we may offer from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     We may offer debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     The debt securities will be issued under an indenture between us and a trustee. We have summarized the select portions of the indenture below. The summary is not complete. The form of indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

GENERAL

     The terms of each series of debt securities, will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

     We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

     - the title of the debt securities;

     - the price or prices, expressed as a percentage of the principal amount, at which we will sell the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which we will pay the principal on the debt securities;

     - the rate or rates, which may be fixed or variable, per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

     - the place or places where principal of, premium and interest on the debt securities will be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of such series and the indenture may be served, and the method of such payment;

     - the terms and conditions upon which we may redeem the debt securities;

     - any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

     - the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

     - whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

     - the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

     - the currency of denomination of the debt securities;

     - the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

     - if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

     - the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

     - any provisions relating to any security provided for the debt securities;

     - any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

     - any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

     - any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

     - any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

     In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer's certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

     We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

     If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

TRANSFER AND EXCHANGE

     Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

     Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

     You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

     Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

     The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

     Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

     So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

     We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

     We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

     We have obtained the foregoing information concerning the depositary and the depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

     Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

COVENANTS

     We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

     - we are the surviving corporation or the successor person is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

     - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

     - certain other conditions are met.

EVENTS OF DEFAULT

     Event of default means, with respect to any series of debt securities, any of the following:

     - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

     - default in the payment of principal of or premium on any debt security of that series when due and payable;

     - default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

     - default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

     - certain events of bankruptcy, insolvency or reorganization of us; and

     - any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

     No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

     If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

     - the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

     The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

MODIFICATION AND WAIVER

     We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

     - reduce the amount of debt securities whose holders must consent to an amendment or waiver;

     - reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

     - reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

     - reduce the principal amount of discount securities payable upon acceleration of maturity;

     - waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

     - make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

     - make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

     - waive a redemption payment with respect to any debt security.

     Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

     This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

     Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

     - we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

     - any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

     The conditions include:

     - depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

     - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

     Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

     "Foreign government obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

     - direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

     - obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The following summary of terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation and Bylaws, copies of which are on file with the SEC. See "Where You Can Find More Information."


     Our board of directors may authorize the issuance of up to 30,000,000 shares of common stock, $0.001 par value per share. On February 25, 2005, we had 12,760,223 shares of our common stock outstanding. In addition, on February 25, 2005, we had outstanding options to purchase an aggregate of 1,636,401 shares of our common stock at a weighted-average exercise price of $10.45 per share and outstanding warrants to purchase an aggregate of 500,000 shares of our common stock at a weighted-average exercise price of $15.36 per share.


     If we offer shares of our common stock, the prospectus supplement will set forth the number of shares offered, the public offering price, information regarding our dividend history and common stock prices as reflected on the Nasdaq National Market or other exchange on which our common stock is then listed, including a recent reported last sale price of our common stock.

     All shares of our common stock currently outstanding are, and the shares of common stock offered by this prospectus will, when issued, be validly issued and fully paid and nonassessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

     The holders of our common stock, subject to any rights of holders of any preferred stock that may be issued in the future, are entitled to one vote per share on all other matters submitted for shareholder approval. Our common stock has no cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to participate equally in dividends when and as declared by our board of directors and in distribution of assets upon liquidation, dissolution or winding up. Holders of our common stock have no preemptive rights to participate in future stock offerings.

     Our common stock is listed on the Nasdaq National Market under the symbol "NUCO." The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

     Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock, no par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the shareholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     Our articles of incorporation currently authorize 5,000 shares of Series A 8% cumulative convertible preferred stock, 2,500 shares of Series B 8% cumulative convertible preferred stock and 200,000 shares of Series C participating preferred stock. As of the date of this prospectus, no shares of preferred stock are issued and outstanding.

     Each share of Series C participating preference stock carries voting rights that are intended to approximate the equivalent of one hundred shares of common stock. Subject to preferences that may be applicable to any series of preferred stock ranking prior and superior to the Series C participating preference stock, the holder of each share of Series C participating preference stock shall be entitled to receive quarterly dividends as may be declared by our board of directors out of legally available funds that are equal to the greater of $1.00 and 100 times the amount of the dividend declared on a share of common stock. If we are liquidated or dissolved, holders of each share of Series C participating preference stock will receive the greater of $100.00 and 100 times the amount per share to be distributed to holders of common stock before the holders of shares of stock ranking junior to the Series C participating preference stock receive any distributions.

     The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. These rights may include voting and conversion rights which could adversely affect the holders of our common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of our preferred stock would typically be entitled to receive a preference payment in the event of our liquidation, dissolution or winding up before any payment is made to the holders of common stock. Additionally, the issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock after this offering.

     If we offer shares of our preferred stock, we will provide specific information about the particular class or series being offered in a prospectus supplement. This information will include some or all of the following:

     - the title or designation of the series;

     - the number of shares of the series, which our board of directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

     - whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

     - the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

     - the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     - the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of us;

     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of ours or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

     - whether the preferred stock being offered will be listed on any securities exchange;

     - if necessary, a discussion of certain federal income tax considerations applicable to the preferred stock being offered;

     - the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series; and

     - any other relative rights, preferences, limitations and powers not inconsistent with applicable law, the articles then in effect or the by-laws then in effect.

     Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that their holders will have paid their purchase price in full and we may not require them to pay additional funds.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS AND FLORIDA LAW

     Classified Board. Our Articles of Incorporation provide for a classified board of directors in which directors are divided into three classes, each class being elected for a term of three years expiring at successive yearly intervals. In addition, our Bylaws require a vote of a majority of the remaining board of directors or of the shareholders to fill a vacancy on our board of directors. Our Articles of Incorporation provide that vacancies filled by our board of directors or shareholders will be filled for the remainder of the term of the class in which the vacancy occurs. Our Articles of Incorporation further state that a decrease in the number of directors will not shorten the term of any incumbent director. Without the ability to easily obtain immediate control of the board of directors, a takeover bidder may not be able to take action to remove other impediments to its acquisition of us.

     Shareholder Rights Plan. We have entered into a Rights Agreement, dated as of March 27, 2003, with Continental Stock Transfer & Trust Company, pursuant to which each outstanding share of our common stock has attached a right to purchase one one-hundredth of a share of Series C participating preference stock at a price of $40. Each share of our common stock subsequently issued prior to the expiration of the Rights Agreement will likewise have attached this right. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

     Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 20% of our outstanding common stock, will initially entitle the holder to purchase one one-hundredth of a share of Series C participating preference stock at a purchase price of $40, subject to adjustment. Each one one-hundredth of a share of Series C participating preference stock is intended to approximate the equivalent of one share of common stock. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 20% or more of our outstanding common stock. Under some circumstances, including the existence of a 20% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase, in lieu of one one-hundredth of a share of Series C participating preference stock, shares of our common stock at 50% of the market price of our common stock at that time. If another corporation acquires us after a person acquires 20% or more of our common stock, each holder of a right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price. Each right may be redeemed at a price of $0.001 at any time during the ten days, which period may be extended by our board of directors, after a party acquires 20% or more of our common stock. At any time after a party acquires 20% or more of our common stock and prior to that party's acquisition of 50% or more of our common stock, our board of directors may exchange all or part of the rights for common stock at an exchange ratio of one share of common stock for each right. The rights expire on March 27, 2008. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

     Florida Anti-Takeover Law. We are subject to several anti-takeover provisions of the Florida Business Corporation Act. These provisions generally require that an "affiliated transaction" (certain transactions between a corporation and a holder of more than 10% of its outstanding voting securities) must be approved by a majority of disinterested directors or the holders of two-thirds of the voting shares not beneficially owned by an "interested shareholder." Additionally, "control shares" (shares acquired in excess of certain specified thresholds) acquired in specified control share acquisitions have voting rights only to the extent conferred by resolution approved by shareholders, excluding holders of shares defined as "interested shares."

     A Florida corporation may opt out of these Florida anti-takeover laws if its articles of incorporation or, depending on the provision in question, its bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. These provisions may have the effect of delaying, deterring or preventing a change in control of us without further actions by our shareholders.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, common stock or preferred stock, collectively, the underlying warrant securities, and these warrants may be issued independently or together with any underlying warrant securities and may be attached to or separate from any underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

     - the title or designation of such warrants;

     - the aggregate number of such warrants;

     - the price or prices at which such warrants will be issued;

     - the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

     - the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

     - the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - whether such warrants will be issued in registered form or bearer form;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

     - if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

     - if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

     - information with respect to book-entry procedures, if any;

     - if necessary, a discussion of certain federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              SELLING SHAREHOLDERS



     The following table sets forth the name of each selling shareholder and:



     - the number of shares and percentage of our common stock beneficially owned by each selling shareholder as of February 25, 2005;



     - the maximum number of shares of our common stock that may be offered for the account of each selling shareholder (or by those persons or entities to whom any selling shareholder transfers, donates, devises, pledges or distributes its shares or by other successors in interest); and



     - the number of shares and percentage of our common stock to be beneficially owned by each selling shareholder assuming the sale of all shares of common stock that the selling shareholder may sell under this prospectus and that we have not issued any shares of common stock since February 25, 2005.



     The actual number of shares, if any, of our common stock to be offered by each selling shareholder and the number and percentage of shares of our common stock to be beneficially owned by each selling shareholder following such offering will be disclosed in an applicable prospectus supplement.



     The following table is based on information supplied to us by the selling shareholders. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of February 25, 2005, are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 12,760,223 shares outstanding as of February 25, 2005.



     Unless otherwise indicated, the address for each selling shareholder listed below is 2800 S.E. Market Place, Stuart, Florida 34997.



                                                                                   NUMBER OF SHARES OF
                                                                                       COMMON STOCK
                                                                                    BENEFICIALLY OWNED
                                    SHARES OF                                     AFTER SALE OF MAXIMUM
                                   COMMON STOCK           MAXIMUM NUMBER OF        NUMBER OF SHARES OF
                                BENEFICIALLY OWNED        SHARES OF COMMON       COMMON STOCK TO BE SOLD
                              ----------------------      STOCK TO BE SOLD       ------------------------
NAME                           NUMBER     PERCENTAGE    UNDER THIS PROSPECTUS     NUMBER      PERCENTAGE
----                          ---------   ----------    ---------------------    --------     -----------
The BOC Group, Inc.(1)
  575 Mountain Avenue
  Murray Hill, NJ 07974.....  1,815,319(2)      14.2          1,409,319          406,000(2)         3.2
UBS High Yield Fund
  One North Wacker Drive
  Chicago, IL 60606.........    111,701           *             111,701                0              0
Paribas North America,
  Inc.(3)
  787 Seventh Avenue,
  32nd Floor
  New York, NY 10019........    208,358         1.6             208,358                0              0
Michael E. DeDomenico(4)....    516,404(5)       3.9            125,000          391,404(6)         3.0
Robert R. Galvin(7).........    182,234(8)       1.4             50,000          132,234(9)         1.0
Eric M. Wechsler(10)........     67,991(11)         *            15,000           52,991(12)          *


---------------


 * Less than 1%.



(1) In May 1997 we entered into an exclusive bulk CO(2) requirements contract with The BOC Group, Inc., which expires in May 2011. Under this contract, BOC is committed to provide us with 100% of our bulk CO(2) requirements at competitive prices. The contract provides for annual adjustments in the purchase price for bulk CO(2) based upon changes in the Producer Price Index for Chemical and Allied Products or increases in the price of bulk CO(2) purchased by BOC's large, multi-location beverage customers in the United States, whichever is less. In addition, the contract provides that, in the event of a CO(2) shortage for any reason, we will continue to receive CO(2) deliveries in full, along with BOC's other large customers, prior to deliveries to other customers. For our fiscal years ended June 30, 2002, 2003 and 2004, we paid BOC, under this contract and for other services, an aggregate of approximately $7.6 million, $8.0 million and $9.3 million, respectively, and approximately $5.0 million for the six months ended December 31, 2004. In connection with this contract, we issued BOC a warrant to purchase 1,000,000 shares of our common stock. The warrant was exercisable at $17 per share from May 1, 1999 to May 1, 2002 and thereafter at $20 per share until April 30, 2007. In December 2000, BOC purchased 1,111,111 shares of our common stock at $9.00 per share pursuant to a stock purchase agreement between BOC and us. Under this stock purchase agreement, BOC was granted the right to designate one member to our board of directors. In accordance with this right, John L. Walsh, Jr., served as a member of our board of directors as the BOC representative until December 2003, since which time BOC has declined to exercise its right to designate one director to our board; however, it reserved and has since exercised its right granted under that certain warrant agreement dated May 1, 1997, as amended, to receive notice of and have a representative present to observe meetings of our board of directors. In addition, in connection with this purchase of common stock, the number of shares for which the warrant was exercisable was reduced to 400,000 shares, at an exercise price of $17 per share. On the date of issuance of the common stock in December 2000, the closing price of the common stock on The Nasdaq National Market was $8.00 per share.



(2) Includes (i) 400,000 shares issuable upon exercise of a warrant, (ii) 4,000 shares of common stock held by John L. Walsh, Jr., Chief Executive, Industrial & Special Products for BOC Group PLC, the ultimate parent of BOC, and (iii) 2,000 shares issuable upon exercise of stock options held by John
    L. Walsh, Jr.



(3) Paribas North America, Inc. is an affiliate of BNP Paribas, which is the administrative agent and a member of the syndicate of banks for our senior credit facility (the "Senior Credit Facility"). We entered into the Senior Credit Facility on August 25, 2003. The Senior Credit Facility consists of a $30.0 million A term loan facility (the "A Term Loan"), a $10.0 million B term loan facility (the "B Term Loan"), and a $10.0 million revolving loan facility (the "Revolving Loan Facility"). On October 1, 2004, in conjunction with the acquisition of Pain Enterprises, Inc.'s bulk CO(2) beverage carbonation business, the Senior Credit Facility was amended to, among other things, increase the B Term Loan to $23.0 million and to modify certain financial covenants. The A Term Loan and Revolving Loan Facility mature on August 25, 2007, while the B Term Loan matures on August 25, 2008. BNP Paribas' total share of the Senior Credit Facility is 28%.



(4) Michael E. DeDomenico has been our Chief Executive Officer since September 2000 and a director since June 2000. In October 2001, Mr. DeDomenico was elected Chairman of the Board.



(5) Includes 480,000 shares issuable upon exercise of stock options.



(6) Includes 355,000 shares issuable upon exercise of stock options, assuming the number of shares to be sold under this prospectus were acquired through the exercise of stock options.



(7) Robert R. Galvin has been our Chief Financial Officer, Executive Vice President and Treasurer since November 2002.



(8) Includes 167,416 shares issuable upon exercise of stock options.



(9) Includes 117,416 shares issuable upon exercise of stock options, assuming the number of shares to be sold under this prospectus were acquired through the exercise of stock options.



(10) Eric M. Wechsler has been our General Counsel and Secretary since January 1998.



(11) Includes 64,991 shares issuable upon exercise of stock options.



(12) Includes 49,991 shares issuable upon exercise of stock options, assuming the number of shares to be sold under this prospectus were acquired through the exercise of stock options.

                              PLAN OF DISTRIBUTION


     We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. In addition, the shareholders identified in this prospectus may sell shares of our common stock under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and the selling shareholders have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.



     We or the selling shareholders may distribute the securities from time to time in one or more transactions:


     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.


     We or the selling shareholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or the selling shareholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.



     We will describe in the applicable prospectus supplement any compensation we or the selling shareholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. The selling shareholders and any dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or the selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act, and to pay for the fees and expenses of registering their shares other than any underwriting discount and concessions and fees and expenses of their counsel.



     To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents, which may include UBS Securities LLC. The distribution agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that which is customary in the type of transactions involved. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.


     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.


     The securities, other than our common stock, may or may not be listed on a national securities exchange.


     Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

                                 LEGAL MATTERS

     Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York, will issue an opinion about certain legal matters with respect to the securities for us. Certain members of such firm own shares of our common stock and options to purchase shares of our common stock. Robert L. Frome, a member of such firm, is one of our directors. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The financial statements of NuCO(2) Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended June 30, 2004 have been so incorporated in reliance on the report of Margolin, Winer & Evens LLP, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses which will be paid by the Registrant in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.


SEC registration fee........................................   $ 22,741
Blue sky fees and expenses..................................      5,000
Printing and engraving expenses.............................    100,000
Legal fees and expenses.....................................    250,000
Accounting fees and expenses................................    100,000
Miscellaneous...............................................     22,259
                                                               --------
  Total.....................................................   $500,000
                                                               --------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     The Articles of Incorporation and Bylaws of the Registrant provide that the Registrant may indemnify to the fullest extent permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant.

     The Registrant has obtained a directors' and officers' insurance and company reimbursement policy in the amount of $15,000,000. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and would reimburse the Registrant for such loss for which the Registrant has lawfully indemnified the directors and officers.

     Section 607.0850 of the Florida Business Corporation Act reads as follows:

         INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS

     (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

     (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

          (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c) By independent legal counsel:

             1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

             2. If a quorum of the directors cannot be obtained for paragraph
        (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

     (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

     (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

     (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

          (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

          (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

          (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

          (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

     (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

          (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

          (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

          (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1) subsection (2), or subsection (7).

     (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

     (11) For purposes of this section:

          (a) The term "other enterprises" includes employee benefit plans;

          (b) The term "expenses" includes counsel fees, including those for appeal;

          (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

          (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

          (e) The term "agent" includes a volunteer;

          (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

          (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

     (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

     The Registrant has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Registrant, to the fullest extent permitted under Florida law.

ITEM 16.  EXHIBITS


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     *1.1      Form of Underwriting Agreement.
      4.1      Amended and Restated Articles of Incorporation of the
               Registrant (incorporated by reference to the Registrant's
               Registration Statement on Form SB-2, filed with the SEC on
               November 7, 1995 (Commission File No. 33-99078), as
               amended).
      4.2      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated December 18, 1995 (incorporated by
               reference to the Registrant's Form 10-K for the year ended
               June 30, 1998).
      4.3      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated December 17, 1996 (incorporated by
               reference to the Registrant's Form 10-K for the year ended
               June 30, 1998).
      4.4      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated May 10, 2000 (incorporated by
               reference to the Registrant's Form 10-K for the year ended
               June 30, 2000).
      4.5      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated November 1, 2001 (incorporated by
               reference to the Registrant's Form 10-Q for the quarter
               ended December 31, 2001).
      4.6      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated March 31, 2003 (incorporated by
               reference to the Registrant's Form 10-K for the year ended
               June 30, 2003).
      4.7      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated December 10, 2003 (incorporated by
               reference to the Registrant's Form 10-Q for the quarter
               ended December 31, 2003).
      4.8      Bylaws of the Registrant (incorporated by reference to the
               Registrant's Form 10-Q for the quarter ended December 31,
               2003).
      4.9      Rights Agreement, dated as of March 27, 2003, between the
               Registrant and Continental Stock Transfer & Trust Company,
               as Rights Agent (incorporated by reference to the
               Registrant's Registration Statement on Form 8-A, filed on
               March 31, 2003).
    **4.10     Form of Indenture.
     *4.11     Form of Debt Security.

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
      4.12     Specimen Common Stock Certificate (incorporated by reference to the Registrant's registration statement on Form 8-A dated
               December 11, 1995).
     *4.13     Form of Preferred Stock Certificate.
     *4.14     Form of Warrant Agreement for Debt Securities, including as an exhibit thereto the form of warrant.
     *4.15     Form of Warrant Agreement for Common Stock, including as an exhibit thereto the form of warrant.
     *4.16     Form of Warrant Agreement for Preferred Stock, including as an exhibit thereto the form of warrant.
   ***5.1      Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP
               with respect to legality of the securities being registered by the Registrant.
   **12.1      Statement regarding Computation of Earnings to Fixed
               Charges.
   **12.2      Statement regarding Computation of Earnings to Combined
               Fixed Charges and Preferred Stock Dividends.
   **23.1      Consent of Margolin, Winer & Evens LLP, independent
               registered public accounting firm.
  ***23.2      Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP,
               included in Exhibit No. 5.1.
  ***24.1      Power of Attorney, included on the signature page to this
               Registration Statement.
    *25.1      Statement of Eligibility of Trustee on Form T-1.


---------------

  * To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

 ** Filed herewith.


*** Previously filed.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.



     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (e) The undersigned registrant hereby undertakes that:


          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida on the 28th day of February, 2005.


                                          NUCO(2) INC.

                                          By:    /s/ MICHAEL E. DEDOMENICO
                                            ------------------------------------
                                              Name:  Michael E. DeDomenico
                                              Title:   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



              SIGNATURE                               TITLE                      DATE
              ---------                               -----                      ----

      /s/ MICHAEL E. DEDOMENICO          Chairman of the Board and Chief   February 28, 2005
--------------------------------------          Executive Officer
        Michael E. DeDomenico             (Principal Executive Officer)


         /s/ ROBERT R. GALVIN                Chief Financial Officer       February 28, 2005
--------------------------------------    (Principal Financial Officer
           Robert R. Galvin                            and
                                          Principal Accounting Officer)


                  *                                 Director               February 28, 2005
--------------------------------------
           Robert L. Frome


                  *                                 Director               February 28, 2005
--------------------------------------
            Daniel Raynor


                  *                                 Director               February 28, 2005
--------------------------------------
           J. Robert Vipond


 *By:     /s/ MICHAEL E. DEDOMENICO
        ------------------------------
            Michael E. DeDomenico
               Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     *1.1      Form of Underwriting Agreement.
      4.1      Amended and Restated Articles of Incorporation of the
               Registrant (incorporated by reference to the Registrant's
               Registration Statement on Form SB-2, filed with the SEC on
               November 7, 1995 (Commission File No. 33-99078), as
               amended).
      4.2      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated December 18, 1995 (incorporated by
               reference to the Registrant's Form 10-K for the year ended
               June 30, 1998).
      4.3      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated December 17, 1996 (incorporated by
               reference to the Registrant's Form 10-K for the year ended
               June 30, 1998).
      4.4      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated May 10, 2000 (incorporated by
               reference to the Registrant's Form 10-K for the year ended
               June 30, 2000).
      4.5      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated November 1, 2001 (incorporated by
               reference to the Registrant's Form 10-Q for the quarter
               ended December 31, 2001).
      4.6      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated March 31, 2003 (incorporated by
               reference to the Registrant's Form 10-K for the year ended
               June 30, 2003).
      4.7      Articles of Amendment to the Articles of Incorporation of
               the Registrant, dated December 10, 2003 (incorporated by
               reference to the Registrant's Form 10-Q for the quarter
               ended December 31, 2003).
      4.8      Bylaws of the Registrant (incorporated by reference to the
               Registrant's Form 10-Q for the quarter ended December 31,
               2003).
      4.9      Rights Agreement, dated as of March 27, 2003, between the
               Registrant and Continental Stock Transfer & Trust Company,
               as Rights Agent (incorporated by reference to the
               Registrant's Registration Statement on Form 8-A, filed on
               March 31, 2003).
    **4.10     Form of Indenture.
     *4.11     Form of Debt Security.
      4.12     Specimen Common Stock Certificate (incorporated by reference to the Registrant's registration statement on Form 8-A dated
               December 11, 1995).
     *4.13     Form of Preferred Stock Certificate.
     *4.14     Form of Warrant Agreement for Debt Securities, including as an exhibit thereto the form of warrant.
     *4.15     Form of Warrant Agreement for Common Stock, including as an exhibit thereto the form of warrant.
     *4.16     Form of Warrant Agreement for Preferred Stock, including as an exhibit thereto the form of warrant.
   ***5.1      Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP
               with respect to legality of the securities being registered by the Registrant.
   **12.1      Statement regarding Computation of Earnings to Fixed
               Charges.
   **12.2      Statement regarding Computation of Earnings to Combined
               Fixed Charges and Preferred Stock Dividends.
   **23.1      Consent of Margolin, Winer & Evens LLP, independent
               registered public accounting firm.
  ***23.2      Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP,
               included in Exhibit No. 5.1.
  ***24.1      Power of Attorney, included on the signature page to this
               Registration Statement.
    *25.1      Statement of Eligibility of Trustee on Form T-1.


---------------

  * To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

 ** Filed herewith.


*** Previously filed.